EXHIBIT 99.1

News Release

170 Mt. Airy Road

Basking Ridge, NJ 07920

Hooper Holmes
James Calver
Chief Executive Officer
(908) 766-5000
PRESS RELEASE

Investors: Jonathan Birt / Evan Smith
Media: Sean Leous
Financial Dynamics
212-850-5600

Hooper Holmes Provides Update on Form 10-K Filing

BASKING RIDGE, N.J., April 25, 2006 — Hooper Holmes, Inc. (AMEX: HH) announced today that its independent auditors are in the final stages of completing their review of the Company’s consolidated financial statements to be included in the Company’s annual report on Form 10-K for the year ended December 31, 2005. The Company expects to file the Form 10-K with the Securities and Exchange Commission within the next several days and will announce details of its conference call to discuss the results in due course.

The Company’s inability to file the Form 10-K in timely manner constituted non-compliance with one of its obligations under the terms of its credit agreement. Although the Company currently has no outstanding borrowings under the revolving loan facility provided by the credit agreement, the Company promptly notified its lenders of its non-compliance with this reporting obligation. The Company also advised its lenders, based on its preliminary operating results for the fourth quarter and full-year 2005, that the Company was not in compliance with two of the financial covenants in the credit agreement, specifically, the covenants: (i) not to suffer a consolidated net loss in any two fiscal quarter in any 12 month period, and (ii) not to allow its consolidated fixed charge coverage ratio to be less than 1.50 to 1.00 for the period ended December 31, 2005. The Company has since obtained from its lenders a waiver of the Company’s non-compliance with these covenants.

In conjunction with the waiver, the Company and its lenders agreed to an extension of the revolving loan facility, now scheduled to expire January 2, 2007. This provides the Company with additional time to negotiate a new credit facility. The amendment of the credit agreement memorializing the extension also reflects a reduction in the maximum amount of indebtedness that may be incurred under the revolving loan facility — from $35 million to $15 million, and it is now secured. In addition, the amendment modifies certain of the financial covenants in the credit agreement. The amendment precludes the Company’s payment of dividends, but as previously announced, Hooper Holmes’ Board of Directors voted on February 3, 2006, to suspend payment of cash dividends for 2006. The Company agreed to pay the lenders a fee of $100,000 in connection with the amendment and waiver.

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Hooper Holmes, Inc. provides outsourced risk assessment services, including underwriting and claims information to the life, health, automobile and workers’ compensation insurance industries. The Company provides these health information services through over 265 locations nationwide and in the United Kingdom.

Safe Harbor Statement

Statements in this news release that are not strictly historical may be deemed to be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to the many uncertainties that exist in the Company’s operations and environment. These uncertainties, which include industry conditions, market demand and pricing, competitive and cost factors, the reorganization of the Company, changes in the regulatory environments in which the Company operates and other factors, are incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of April 25, 2006, and the Company undertakes no duty to update this information unless required by law.